Standard Register®

ADVANCING YOUR REPUTATION

600 Albany Street

News media and investor contact:

Dayton, OH 45408

Carol Merry 614.383.1624

937.221.1000

carol.merry@fahlgren.com

www.standardregister.com

Standard Register Receives Continued Listing Standards Notice from the New York Stock Exchange

DAYTON, OH (May 18, 2012) – Standard Register (NYSE: SR), a leader in the management and execution of mission-critical communications, today announced that on May 14, 2012, the Company was notified by the New York Stock Exchange (NYSE) that it was not in compliance with the NYSE’s continued listing standard that requires that the average closing price of a listed company’s common stock not fall below $1.00 per share for any consecutive 30-trading-day period.

The Company’s common stock continues to trade on the NYSE, subject to the Company’s compliance with other NYSE continued listing requirements. Under NYSE rules, the Company has six months following receipt of the notification to regain compliance with the minimum share price requirement. The Company can regain compliance during the six-month cure period if the Company’s common stock has a closing share price of at least $1.00 on the last trading day of any calendar month during the period and also has an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month or on the last day of the cure period.

The Company has notified the NYSE that the Company intends to cure this deficiency within the prescribed timeframe. The Company’s Securities and Exchange Commission reporting requirements and debt obligations are not affected by the receipt of the NYSE notification.

“While this notice is disappointing, it is not unexpected and does not impact our focus on transforming Standard Register,” said Joseph P. Morgan, Jr., president and chief executive officer. “We are very confident in our strategy and encouraged by the positive activity we saw in the first quarter. We do not expect an overnight transformation but a steady rate of improvement based on market acceptance of our solutions and services and technology-enhanced innovations.”

Morgan went on to say, “We have delivered our plan to return to compliance with the NYSE regarding the $50 million average market capitalization listing standard. Successful execution of the plan will address both listing standards. We will not be distracted from executing on that plan.”

About Standard Register

Standard Register (NYSE: SR), celebrating 100 years of innovation, is trusted by the world’s leading companies to advance their reputations by aligning communications with corporate standards and priorities. Providing market-specific insights and a compelling portfolio of solutions to address the changing business landscape in healthcare, financial services, commercial and industrial markets, Standard Register is the recognized leader in the management and execution of mission-critical communications. More information is available at www.standardregister.com.

Safe Harbor Statement

This press release contains forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results could differ materially from the Company’s current expectations.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, our access to capital for expanding in Core solutions, the pace at which digital technologies erode the demand for certain legacy products, the success of our plans to deal with the threats and opportunities brought by digital technology, results of cost containment strategies and restructuring programs, our ability to attract and retain key personnel, variation in demand and acceptance of the Company’s products and services, frequency, magnitude and timing of paper and other raw material price changes, the timing of the completion and integration of acquisitions, general business and economic conditions beyond the Company’s control, and the consequences of competitive factors in the marketplace, including the ability to attract and retain customers. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely. For more information, see the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission.

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